Exhibit 99.1
TeleTech Holdings, Inc. • 9197 South Peoria Street • Englewood, CO 80112-5833 • www.teletech.com
Investor Contact:
Karen Breen
303-397-8592
Anjan Mukherjee, Managing Director of the Blackstone Group, Joins TeleTech’s Board of Directors
Englewood, Colo. — September 21, 2009 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (BPO) solutions, today announced that its board of directors has elected Anjan Mukherjee, managing director in the corporate private equity division of the Blackstone Group, to the board.
“Mr. Mukherjee’s extensive investment banking and private equity background along with his strong capital markets and business acumen makes him a tremendous addition to our board,” said Kenneth Tuchman, chairman and chief executive officer of TeleTech. “His experience in overseeing a broad range of merger, acquisition, and investment activities will enable him to play a key role in furthering TeleTech’s industry-leading position and in achieving its future growth initiatives. We are pleased to welcome him to our board.”
“TeleTech has a dynamic and technologically innovative business and is a clear leader in the global BPO space,” said Anjan Mukherjee. “I look forward to working with Ken, the board, and the entire executive leadership team at TeleTech as they continue to lead the BPO industry in technology, innovation and global delivery capabilities for their clients.”
Since joining Blackstone in 2001, Mr. Mukherjee has been involved in several of Blackstone’s high-profile investments. Prior to joining Blackstone, Mr. Mukherjee was with the Thomas H. Lee Company, where he was involved with the analysis and execution of private equity investments in a wide range of industries including telecommunications, media and financial services. Before that, Mr. Mukherjee worked in the mergers and acquisitions group at Morgan Stanley.
Mr. Mukherjee received a BA from Harvard University, where he graduated magna cum laude as a Harry S. Truman Scholar, and an MBA from Harvard Business School.
ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. TeleTech and its subsidiaries have a 27-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. TeleTech and its subsidiaries have developed deep domain expertise and support more than 250 business process outsourcing programs serving approximately 100 global clients in the automotive, communications and media, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by approximately 48,000 employees utilizing 37,000 workstations across 77 delivery centers in 17 countries. For additional information, visit www.teletech.com.
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